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Exhibit 12.1

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

		Year Ended December 31,
	Three Months Ended March 31, 2016
		2015	2014	2013	2012	2011
Earnings
Income (loss) from continuing operations before provision for income taxes and redeemable noncontrolling interests	$(11,510)	$310,523	$(40,465)	$(46,949)	$(56,385)	$9,039
Amount recorded for equity in (earnings) loss of unconsolidated entities	3,585	6,831	(2,495)	23,404	20,833	(14,528)
Add:
Distributions of earnings from unconsolidated entities	—	996	995	—	—	—
Interest on indebtedness, net of premiums	49,765	168,834	107,598	133,697	140,066	134,585
Amortization of loan costs	6,178	18,680	7,237	7,772	6,194	4,648
Interest component of operating leases	78	288	115	341	354	385

	$48,096	$506,152	$72,985	$118,265	$111,062	$134,129

Fixed charges
Interest on indebtedness, net of premiums	$49,765	$168,834	$107,598	$133,697	$140,066	$134,585
Amortization of loan costs	6,178	18,680	7,237	7,772	6,194	4,648
Interest component of operating leases	78	288	115	341	354	385
Dividends to Class B unit holders	703	2,813	2,879	2,943	2,943	2,943

	$56,724	$190,615	$117,829	$144,753	$149,557	$142,561

Preferred stock dividends
Preferred Series A	$886	$3,542	$3,542	$3,542	$3,516	$3,180
Preferred Series B-1	—	—	—	—	—	1,374
Preferred Series D	5,000	20,002	20,002	20,002	19,869	18,940
Preferred Series E	2,604	10,418	10,418	10,418	10,417	6,019

	$8,490	$33,962	$33,962	$33,962	$33,802	$29,513

Combined fixed charges and preferred stock dividends	$65,214	$224,577	$151,791	$178,715	$183,359	$172,074

Ratio of earnings to fixed charges		2.66

Ratio of earnings to combined fixed charges and preferred stock dividends		2.25

Deficit (Fixed charges)	$8,628		$44,844	$26,488	$38,495	$8,432

Deficit (Combined fixed charges and preferred stock dividends)	$17,118		$78,806	$60,450	$72,297	$37,945

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  Exhibit 12.1
ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (dollars in thousands)